Exhibit 99.1

Enduro Royalty Trust

Announces Monthly Cash Distribution

AUSTIN, Texas—(BUSINESS WIRE)—May 20, 2013

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) announced today a cash distribution to the holders of its units of beneficial interest of $0.096825 per unit, payable on June 14, 2013, to unitholders of record on May 31, 2013. The distribution primarily represents oil production during the month of February 2013 and natural gas production during January 2013.

The following table displays underlying oil and natural gas sales volumes and average prices attributable to the current and prior month distributions.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Natural Gas (Mcf)	Oil (per Bbl)	Natural Gas (per Mcf)
Current Month	68,813	699,021	$79.77	$3.39
Prior Month	76,627	740,410	$79.24	$3.67

Oil volumes were approximately 2,450 Bbls/D for the current month calculation period, which was consistent with the prior month. The reduced total oil volumes are the result of fewer days of production during February 2013 as compared to January. Average NYMEX oil prices increased slightly from January to February 2013; however, average oil prices received for the production month of February 2013 continued to be impacted by wider than historical basis differentials in the Permian Basin. Basis differentials began narrowing to return to normal levels in March 2013.

Proceeds from the settlement of applicable hedge contracts related to the properties underlying the Trust were approximately $0.7 million, of which $0.1 million related to February 2013 oil hedges and $0.6 million related to March 2013 natural gas hedges.

Capital expenditures for the properties underlying the Trust during the period were approximately $1.0 million, which relates to expenses incurred during March 2013. Capital decreased from the capital reported in prior months as those periods included capital related to two Permian oil wells being drilled in the Lost Tank field in southeastern New Mexico. The Lost Tank wells have completed drilling and are awaiting completion, which is currently scheduled for the third quarter. Capital remains consistent with expectations for the 2013 capital program of $22—$24 million for the underlying properties ($18—$19 million net to the Trust’s 80% net profits interest) as discussed in the February 2013 presentation included on the Trust’s website.

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices and the amount and timing of the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Enduro Royalty Trust

Monthly Cash Distribution

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 18, 2013. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Mike Ulrich, 1 (800) 852-1422